REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO STOLT OFFSHORE S.A.

We have audited the accompanying consolidated balance sheets of Stolt Offshore S.A. (a Luxembourg company) and its subsidiaries as of November 30, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended November 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stolt Offshore S.A. and subsidiaries as of November 30, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2000, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, effective December 1, 1997 the Company changed its method of accounting for drydock costs.

Arthur Andersen
Edinburgh, Scotland
January 31, 2001

CONSOLIDATED STATEMENTS OF OPERATIONS

========================================================================================================================
For the years ended November 30,                                                    2000          1999           1998
------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Net operating revenue                                                           $ 983,420     $ 640,726      $ 649,764
Operating expenses                                                               (930,046)     (568,304)      (540,891)
------------------------------------------------------------------------------------------------------------------------
   Gross profit       - $                                                          53,374        72,422        108,873
                      - %                                                             5.4%         11.3%         16.8%
Equity in net income of non-consolidated joint ventures                             5,793         5,197         14,761
Administrative and general expenses                                               (60,913)      (51,825)       (45,911)
Restructuring charges (Note 16)                                                    (3,294)       (1,639)            --
------------------------------------------------------------------------------------------------------------------------
   NET OPERATING (LOSS) INCOME                                                     (5,040)       24,155         77,723
------------------------------------------------------------------------------------------------------------------------
NON-OPERATING (EXPENSE) INCOME:
Interest expense                                                                  (32,157)      (17,692)        (6,407)
Interest income                                                                     2,165           966          1,305
Foreign currency exchange losses, net                                                (810)          (80)          (393)
Minority interest                                                                  (2,521)           --           (360)
Other income (expense), net                                                           142           355            (83)
------------------------------------------------------------------------------------------------------------------------
   (LOSS) INCOME BEFORE INCOME TAXES                                              (38,221)        7,704         71,785
Income tax benefit (provision) (Note 10)                                            3,778         8,509        (17,537)
------------------------------------------------------------------------------------------------------------------------
NET (LOSS) INCOME BEFORE CUMULATIVE EFFECT OF A
   CHANGE IN ACCOUNTING POLICY                                                    (34,443)       16,213         54,248
Cumulative effect of change in accounting policy, net of tax of $0.6 million           --            --          3,060
========================================================================================================================
   NET (LOSS) INCOME                                                            $ (34,443)    $  16,213      $  57,308
========================================================================================================================
EARNINGS PER COMMON SHARE:
Net (loss) income per Common Share and Common Share equivalents before cumulative effect of change in accounting policy
      Basic                                                                     $   (0.44)    $    0.27      $    0.92
      Diluted                                                                   $   (0.44)    $    0.27      $    0.91
Netincome per Common Share and Common Share equivalents of
   cumulative effect of change in accounting policy
      Basic                                                                     $      --     $      --      $    0.05
      Diluted                                                                   $      --     $      --      $    0.05
Net (loss) income per Common Share and Common Share
   equivalents
      Basic                                                                     $   (0.44)    $    0.27      $    0.97
      Diluted                                                                   $   (0.44)    $    0.27      $    0.96
========================================================================================================================
WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND
   COMMON SHARE EQUIVALENTS OUTSTANDING (NOTE 2)
      Basic                                                                         8,774        59,092         58,999
      Diluted                                                                       8,774        59,545         59,979
========================================================================================================================

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

=========================================================================================================
As of November 30,                                                                   2000           1999
---------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                                          $6,315       $  5,852
Restricted cash deposits (Note 4)                                                   4,337          2,096
Trade receivables (Note 5)                                                        298,015        198,489
Inventories and work-in-progress (Note 6)                                          33,701         21,443
Prepaid expenses and other current assets                                          52,130         24,284
---------------------------------------------------------------------------------------------------------
   TOTAL CURRENT ASSETS                                                           394,498        252,164
---------------------------------------------------------------------------------------------------------
Fixed assets, at cost (Note 8)                                                  1,042,974        614,295
Less accumulated depreciation and amortization (Note 8)                          (239,626)      (178,232)
---------------------------------------------------------------------------------------------------------
   TOTAL FIXED ASSETS, NET                                                        803,348        436,063
---------------------------------------------------------------------------------------------------------
Deposits and non-current receivables                                               24,223          6,347
Investments in and advances to non-consolidated joint ventures (Note 9)            37,004          5,807
Deferred taxes (Note 10)                                                           13,705          8,522
Goodwill and other intangible assets (Note 2)                                     126,733        130,608
Prepaid pension asset (Note 11)                                                     3,261          3,872
---------------------------------------------------------------------------------------------------------
   TOTAL ASSETS                                                                $1,402,772      $ 843,383
=========================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Bank overdrafts (Note 12)                                                          $1,767      $  22,326
Short-term debt due to SNSA (Note 15)                                                  --         50,000
Short-term payables due to SNSA (Note 15)                                           8,512          2,908
Current maturities of long-term debt and capital lease obligations (Note 13)        3,844            585
Accounts payable and accrued liabilities (Note 14)                                255,624        101,856
Accrued salaries and benefits                                                      36,736         15,201
Other short-term liabilities                                                       75,344         27,436
---------------------------------------------------------------------------------------------------------
   TOTAL SHORT-TERM LIABILITIES                                                   381,827        220,312
---------------------------------------------------------------------------------------------------------
Long-term debt and capital lease obligations (Note 13)                            288,653        100,116
Long-term debt due to SNSA (Note 15)                                                   --        100,000
Deferred taxes (Note 10)                                                           26,743         11,471
Other long-term liabilities                                                        30,505          3,041
Accrued pension liability                                                           3,797             --
Minority interests                                                                  1,798             --
---------------------------------------------------------------------------------------------------------
   TOTAL LONG-TERM LIABILITIES                                                    351,496        214,628
---------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 17 and 22)
SHAREHOLDERS' EQUITY: (NOTE 19)
Common Shares, $2.00 par value - 34,000,000 shares authorized
   (1999: 34,000,000), 22,723,134 shares issued and outstanding
   (1999: 22,456,565)                                                              45,446         44,913
Class A Shares, $2.00 par value - 68,000,000 shares authorized
   (1999: 68,000,000), 47,429,790 shares issued and outstanding
   (1999: 19,710,800)                                                              94,860         39,422
Class B Shares, $2.00 par value - 34,000,000 shares authorized,
   issued and outstanding (1999: 34,000,000)                                       68,000         68,000
Paid-in surplus                                                                   463,379        178,551
Retained earnings                                                                  66,639        101,082
Accumulated comprehensive loss                                                    (68,875)       (23,525)
---------------------------------------------------------------------------------------------------------
   TOTAL SHAREHOLDERS' EQUITY                                                     669,449        408,443
---------------------------------------------------------------------------------------------------------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                  $1,402,772      $ 843,383
=========================================================================================================

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

=================================================================================================================================
                                                                                       Accumulated          Total
                                       Common  Class A Class B    Paid-in  Retained  Comprehensive  Shareholders'   Comprehensive
                                       Shares   Shares  Shares    Surplus  Earnings           Loss         Equity   Income (Loss)
---------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, NOVEMBER 30, 1997            $44,584  $    -- $68,000   $217,770  $ 27,561      $  (9,923)      $347,992
Issuance of 19,678,987 Class A
  Shares by way of a Stock Dividend        --   39,358      --    (39,722)       --             --           (364)
Net income                                 --       --      --         --    57,308             --         57,308        $ 57,308
Translation adjustments, net               --       --      --         --        --         (4,777)        (4,777)         (4,777)
                                                                                                                         ---------
Comprehensive income                       --       --      --         --        --             --             --        $ 52,531
                                                                                                                         =========
Exercise of stock options                 147        2      --        242        --             --            391
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 1998             44,731   39,360  68,000    178,290    84,869        (14,700)       400,550
Net income                                 --       --      --         --    16,213             --         16,213        $ 16,213
Translation adjustments, net               --       --      --         --        --         (8,825)        (8,825)         (8,825)
                                                                                                                         ---------
Comprehensive income                       --       --      --         --        --             --             --         $ 7,388
                                                                                                                         =========
Exercise of stock options                 182       62      --        339        --             --            583
Other, net                                 --       --      --        (78)       --             --            (78)
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 1999             44,913   39,422  68,000    178,551   101,082        (23,525)       408,443
Issuance of 1,758,242 Class A Shares       --    3,516      --     21,934        --             --         25,450
Issuance of 6,142,857 Class A Shares       --   12,286      --    101,357        --             --        113,643
Issuance of 10,341,261 Class A Shares      --   20,683      --     79,317        --             --        100,000
Issuance of 9,433,962 Class A Shares       --   18,868      --     81,132        --             --        100,000
Net loss                                   --       --      --         --   (34,443)            --        (34,443)       $(34,443)
Translation adjustments, net               --       --      --         --        --        (45,350)       (45,350)        (45,350)
                                                                                                                         ---------
Comprehensive loss                         --       --      --         --        --             --             --        $(79,793)
                                                                                                                         =========
Exercise of stock options                 533       85      --      1,280        --             --          1,898
Other, net                                 --       --      --       (192)       --             --           (192)
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2000            $45,446  $94,860 $68,000   $463,379  $ 66,639       $(68,875)      $669,449

The accompanying notes to theconsolidated financial statements are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

===================================================================================================================
For the years ended November 30,                                                     2000        1999         1998
-------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income                                                              $  (34,443)   $ 16,213    $  57,308
ADJUSTMENTS TO RECONCILE NET (LOSS) INCOME TO NET
CASH PROVIDED BY OPERATING ACTIVITIES:
   Depreciation and amortization                                                   82,117      56,136       35,548
   Amortization of drydock costs                                                    3,985       3,793        2,700
   Deferred tax provision on cumulative effect of change in accounting policy          --          --          926
   Cumulative effect of change in accounting policy                                    --          --       (3,986)
   Equity in earnings of non-consolidated joint ventures                           (5,793)     (5,197)     (14,761)
   Minority interest in consolidated subsidiaries                                   2,521          --          360
   Deferred tax                                                                   (16,731)    (15,668)       9,102
   (Gain) loss on sale of assets                                                     (572)       (290)         342
   Other, net                                                                          --          --          851
CHANGES IN OPERATING ASSETS AND LIABILITIES, NET OF ACQUISITIONS:
   Trade receivables                                                               18,316      42,320      (22,245)
   Prepaid expenses and other current assets                                      (18,576)        774        4,000
   Inventories and work-in-progress                                               (13,160)      4,653       11,560
   Accounts and notes payable                                                      29,094     (53,737)      37,798
   Accrued salaries and benefits                                                   (5,517)     (8,793)       8,325
   Other short-term and other long-term liabilities                                28,630       2,239      (17,346)
   Payments of drydock costs                                                      (11,638)     (2,108)      (6,815)
-------------------------------------------------------------------------------------------------------------------
   NET CASH PROVIDED BY OPERATING ACTIVITIES                                       58,233      40,335      103,667
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of subsidiaries, net of cash acquired                             (111,175)         --     (213,147)
   Purchase of fixed assets                                                       (61,724)    (90,918)    (123,284)
   Proceeds from sale of fixed assets                                              19,157       2,807          938
   Purchase of minority interest                                                       --          --       (1,030)
   (Increase) decrease in investments and other non-current financial assets       (6,886)        680       (4,223)
   Dividends from non-consolidated joint ventures                                      --      11,640       12,586
-------------------------------------------------------------------------------------------------------------------
   NET CASH USED IN INVESTING ACTIVITIES                                         (160,628)    (75,791)    (328,160)
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net (decrease) increase in bank overdrafts                                    (104,323)      5,624        4,091
   Proceeds from issuance of long-term debt                                       340,000      34,000       66,000
   Repayments of long-term debt                                                  (175,597)     (1,370)        (969)
   (Increase) decrease in restricted cash deposits securing capital lease
      obligations and long-term debt                                               (2,601)     (1,012)       5,794
   Repayments of capital lease obligations                                         (5,425)     (3,117)         (22)
   (Decrease) increase in funding from affiliate                                 (150,000)         --      150,000
   Proceeds from the issuance of Class A Shares                                   199,808          --           --
   Exercise of stock options                                                        1,898         583          391
-------------------------------------------------------------------------------------------------------------------
   NET CASH PROVIDED BY FINANCING ACTIVITIES                                      103,760      34,708      225,285
-------------------------------------------------------------------------------------------------------------------
   Effect of exchange rate changes on cash                                           (902)     (2,775)         238
-------------------------------------------------------------------------------------------------------------------
   NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               463      (3,523)       1,030
   Cash and cash equivalents at beginning of year                                   5,852       9,375        8,345
-------------------------------------------------------------------------------------------------------------------
   CASH AND CASH EQUIVALENTS AT END OF YEAR                                      $  6,315    $  5,852     $  9,375
===================================================================================================================

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

Stolt Offshore S.A., formerly Stolt Comex Seaway S.A., (the Company), is one of the largest offshore contractors in the world with services covering all phases of subsea offshore oil and gas operations from exploration to decommissioning. The Company operates in more than 60 countries worldwide and maintains regional offices in the U.K.; Norway; Asia Pacific; Southern Europe, Africa and the Middle East (SEAME); South America; and North America.

The market for the Company's services is dependent upon the success of exploration and the level of development and production expenditures in the oil and gas industry. Such expenditures are cyclical in nature and influenced by prevailing and anticipated oil and gas prices.

The Company has investments in several joint ventures, the most significant of which is Mar Profundo Girassol, a joint venture with a French engineering company. The Company's share of the joint venture's net income is 50%.

The remainder of the joint ventures in which the Company has interests, with the exception of Seaway Heavy Lifting Limited (SHL) and NKT Flexibles l/S, have been entered into on project specific bases to enhance the range of services provided to the customer. In these joint ventures, the Company will typically have interests ranging from 22% to 55%.

2. ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the U.S. and include the accounts of all majority-owned companies in which the Company has operating control. All significant intercompany transactions and balances have been eliminated. The Company accounts for its non-consolidated joint ventures under the equity method.

The Company records minority interest expense, which reflects the portion of the earnings of the majority-owned operations that are applicable to the minority interest partners. Following the acquisition of ETPM S.A. (ETPM), the Company increased its holding in Alto Mar Girassol from 331U3% to 662U3%. The minority interest amounts recorded in the accompanying consolidated financial statements primarily represent the share of minority partners interest in this entity.

FOREIGN CURRENCY TRANSLATION

The Company, incorporated in Luxembourg, has U.S. dollar share capital and dividends are expected to be paid in U.S. dollars. As a result, the Company's reporting currency is the U.S. dollar.

The Company translates the financial statements of its subsidiaries from their functional currencies (usually local currencies) into U.S. dollars. Assets and liabilities denominated in foreign currencies are generally translated at the exchange rates in effect at the balance sheet date. Revenue and expenses are translated at exchange rates which approximate the average exchange rates prevailing during the period. The resulting translation adjustments are recorded in a separate component of accumulated comprehensive loss as "Translation adjustments, net" in the accompanying consolidated statements of shareholders' equity. Exchange gains and losses resulting from transactions denominated in a currency other than that of the functional currency are included in "Foreign currency exchange loss, net" in the accompanying consolidated statements of operations. The functional currencies of the companies that comprise the Norway region and the U.K. region are Norwegian kroner and British pounds, respectively. The U.S. dollar is the functional currency of the most significant subsidiaries within the Asia Pacific, North America, SEAME and South America regions.

The Company uses various financial instruments to reduce its exposure to currency fluctuations. All of the instruments used are hedges against underlying operating or balance sheet exposures and the Company does not enter into open speculative positions. Accordingly, the Company recognizes gains or losses only on the completion of the underlying transaction. Losses are not deferred if it is estimated that deferral would lead to recognizing losses in later periods on the hedged items. The U.S. dollar equivalent of the currencies which the Company had contracted to purchase was $135.1 million (1999: $13.8 million) and to sell was $10.4 million (1999: $2.5 million) at November 30, 2000.

REVENUE RECOGNITION

Long-term contracts are accounted for using the percentage-of-completion method. Revenue and gross profit are recognized each period based upon the advancement of the work-in-progress unless the stage of completion is insufficient to enable a reasonably certain forecast of gross profit to be established. In such cases, no gross profit is recognized during the period. Provisions for anticipated losses are made in the period in which they become known.

A major portion of the Company's revenue is billed under fixed-price contracts. However, due to the nature of the services performed, variation orders are commonly billed to the customers in the normal course of business and are recognized as contract revenue only after agreement from the customers has beenreached on the scope of work and fees to be charged.

FIXED ASSETS

Fixed assets are recorded at cost or fair market value at acquisition. Interest costs incurred between the date that financing is provided for an asset and the date that the asset is ready for use are capitalized. Capitalized interest was $nil million for the year ended November 30, 2000 (1999: $nil million and 1998:
$0.2 million). Assets acquired pursuant to capital leases are capitalized at the present value of the underlying lease obligations and amortized on the same basis as fixed assets described below.

Depreciation of fixed assets is recorded on a straight-line basis over the useful lives of the assets as follows:

        Construction support ships             6 to 25 years
        Operating equipment                    7 to 10 years
        Buildings                             20 to 33 years
        Other assets                           5 to 10 years

Ships are depreciated to a residual value of 10% of acquisition cost, which reflects management's estimate of salvage or otherwise recoverable value. No residual value is assumed with respect to other fixed assets.

Costs for fitting out construction support ships are capitalized and amortized over a period similar to the remaining useful life of the related equipment. Permanent marine stocks on ships are depreciated in a manner similar to their related ships.

Depreciation expense, which includes amortization of assets under capital leases, was approximately $76.2 million for the year ended November 30, 2000 (1999: $50.3 million and 1998: $33.1 million).

On December 1, 1999 the Company changed its accounting policy for drydock costs from an accrual basis to a deferral basis. Amortization of capitalized drydock costs was $4.0 million for the year ended November 30, 2000 (1999: $3.8 million and 1998: $2.7 million). The unamortized portion of capitalized drydock costs of $11.9 million (1999: $4.3 million) is included in "Deposits and long-term receivables" in the accompanying consolidated balance sheets.

The previous policy was for drydock costs to be accrued evenly over the expected period between drydocking. At November 30, 1997, the provision amounted to $3.7 million.

Maintenance and repair costs, which are expensed as incurred, were $44.2 million for the year ended November 30, 2000 (1999: $33.7 million and 1998: $17.2 million).

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the excess of the purchase price over the fair value of net assets acquired and is being amortized on a straight-line basis over 15 to 30 years. Patents and brand names are being amortized over 5 and 30 years, respectively.

The acquisition of ETPM on December 16, 1999 generated negative goodwill of $7.1 million. Accordingly, non-current assets have been reduced by this amount.

The acquisition of Danco A/S on December 7, 1999 generated goodwill of $2.1 million at the date of acquisition.

The acquisition of the Ceanic Corporation in 1998 generated goodwill of $114.8 million at November 30, 1998. This was adjusted during 1999 to $122.1 million. The adjustment reflects a reassessment of the value of certain intangible assets within Ceanic and their related deferred tax liabilities. Included in the net book value of intangible assets at November 30, 2000 was goodwill of $117.7 million (1999: $121.1 million) and other intangible assets of $9.0 million (1999: $9.5 million). The amortization expense for the year ended November 30, 2000 was $5.9 million (1999: $5.8 million and 1998: $2.5 million).

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include time deposits and certificates of deposit with an original maturity of three months or less.

EARNINGS PER SHARE

Earnings per share is computed using the weighted average number of Common, Class A Shares, and Class B Shares and equivalents outstanding during each period. The computation for the year ended November 30, 2000 is based upon the following:

=============================================================
As of November 30,             2000         1999         1998
-------------------------------------------------------------
Basic:
   Common Shares         22,626,297   22,398,474   22,340,015
   Class A Shares        39,147,859   19,693,454   19,658,881
   Class B Shares        17,000,000   17,000,000   17,000,000
-------------------------------------------------------------
   Total                 78,774,156   59,091,928   58,998,896
=============================================================
Diluted:
   Common Shares         22,626,297   22,739,621   22,994,532
   Class A Shares        39,147,859   19,805,249   19,984,457
   Class B Shares        17,000,000   17,000,000   17,000,000
-------------------------------------------------------------
   Total                 78,774,156   59,544,870   59,978,989
=============================================================
Basic                    78,774,156   59,091,928   58,998,896
Potentially dilutive
   share options                 --      452,942      980,093
-------------------------------------------------------------
Diluted                  78,774,156   59,544,870   59,978,989
=============================================================

Diluted loss per share for the year ended November 30, 2000 does not include common share equivalents in respect of share options of 624,373, as their effect would be anti-dilutive.

Class B Shares have only 50% of the economic rights of Common and Class A
Shares.

All earnings per share information has been restated to reflect the two-for-one stock split completed on January 9, 1998 and the Class A Share distribution on June 25, 1998.

STOCK BASED COMPENSATION

The Company has elected to account for its stock based compensation awards to employees and directors under Accounting Principles Board (APB) Opinion No. 25 and to provide the disclosures required by Statement of Financial Accounting Standards SFAS 123 in Note 20.

CONSOLIDATED STATEMENT OF CASH FLOWS

Cash interest (net of amount capitalized) and cash paid for income taxes during the year ended November 30, 2000 were $27.0 million and $8.0 million, respectively, (1999: $7.1 million and $10.4 million, respectively, and 1998:
$2.1 million and $5.5 million, respectively).

IMPACT OF NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The Statement establishes accounting and reporting standards in the U.S. requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged items in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

In June 2000, the FASB issued SFAS 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES. This Statement addresses a limited number of issues causing implementation difficulties for numerous entities that apply SFAS 133 and amends the accounting and reporting standards of SFAS 133 for certain derivative instruments and certain hedging activities.

SFAS 137 delayed the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. A company may implement the Statements as of the beginning of any fiscal quarter after issuance; however, SFAS 133 cannot be applied retroactively.

SFAS 133 provides that the gain or loss on a derivative instrument designated and qualifying as a fair value hedging instrument as well as the offsetting gain or loss on the hedged item attributable to the hedged risk be recognized currently in earnings in the same accounting period. SFAS 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of comprehensive income and be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. The remaining gain or loss on the derivative instrument, if any, must be recognized currently in earnings. If SFAS 133 had to be applied to all forward contracts in place at November 30, 2000, changes in the fair value of the contracts would increase liabilities by $4.9 million and assets by $2.7 million with an offsetting amount of $2.2 million recorded in accumulated comprehensive income.

3. BUSINESS ACQUISITIONs

On December 7, 1999 the Company completed a transaction to form a joint venture entity, NKT Flexibles I/S, a manufacturer of flexible flowlines and dynamic flexible risers for the offshore oil and gas industry. NKT Flexibles I/S is owned 51% by NKT Holdings A/S, and 49% by Stolt Offshore S.A. The transaction was effected by the acquisition of Danco A/S, a wholly owned Norwegian company, which holds the investment in the joint venture entity. Stolt Offshore S.A. issued 1,758,242 Class A Shares with an average guaranteed value of $14.475 per share and paid $10.5 million in cash for its 49% interest in NKT Flexibles I/S. The total consideration was $36.0 million.

The acquisition of Danco A/S has been accounted for by the purchase method of accounting and, accordingly, the operating results have been included in the Company's consolidated results of operations from the date of acquisition. The excess of cash paid over the fair value of net assets acquired has been recorded as goodwill of $2.1 million at the date of acquisition. The goodwill is being amortized over 20 years.

The Company accounts for the investment in NKT Flexibles I/S as a non-consolidated joint venture under the equity method.

On December 16, 1999 the Company acquired approximately 55% of the French offshore construction and engineering company ETPM S.A. (ETPM), a wholly owned subsidiary of Groupe GTM S.A. (GTM), the construction affiliate of Suez Lyonnaise des Eaux S.A. The remaining 45% was acquired on February 4, 2000. The purchase price was comprised of cash of $111.6 million; the issue of 6,142,857 Class A Shares at a maximum guarantee price of $18.50 per share, giving a value of $113.6 million; and acquisition costs of $3.4 million.

The Company also entered into a hire purchase arrangement for two ships owned by GTM, the SEAWAY POLARIS and the DLB (DERRICK LAY BARGE) 801, with an early purchase option after two years. The net present value of this arrangement at the date of acquisition was approximately $32.0 million.

In addition, the Company assumed debt of` $18.4 million that was due from ETPM to GTM and assumed debt of $71.0 million that was due to third parties. This gave a total price of $350.0 million.

The acquisition has been accounted for by the purchase method of accounting and, accordingly, the operating results have been included in the Company's consolidated results of operations from the date of acquisition. The acquisition generated negative goodwill $7.1 million and non-current assets have been reduced by this amount.

The acquisition was initially funded by cash provided by SNSA, which was replaced by a bridge finance facility provided by Den norske Bank ASA for $150.0 million with a duration of 364 days. Interest was levied at London Interbank Offer Rate (LIBOR) plus 1.1875%. This facility has now been repaid.

The guaranteed minimum share price is $17.50 per share for the first six months after closing and increases by $0.25 every six months up to a maximum of $18.50 per share after 24 months. For the first 24 months after closing, GTM is free to sell all or part of their Stolt Offshore S.A. shares at any time. Stolt Offshore S.A. will only be obliged to honor its minimum price guarantee in the event Stolt Offshore S.A. elects to arrange such sale. From the period of 24 to 30 months after the closing, Stolt Offshore S.A. may force GTM to sell its shares in Stolt Offshore S.A. From the period of 24 to 30 months after the closing, GTM may request that Stolt Offshore S.A. arrange to sell GTM's shares in Stolt Offshore S.A. In each case, the minimum price guarantee will apply. From the period of 24 to 30 months after the closing, GTM continues to have the right to sell all or part of its shares in Stolt Offshore S.A.. For those shares that GTM has not sold by month 30 after the closing, GTM can require Stolt Offshore S.A. to sell GTM's shares in Stolt Offshore S.A. and the minimum price guarantee will apply. After 30 months after closing, the guarantee lapses.

The following unaudited pro forma information presents a summary of the consolidated results of operations of the Company, the former ETPM entities and Danco A/S as if the acquisitions occurred at the beginning of 1999. Pro forma adjustments include depreciation and amortization, interest charges on debt and lines of credit, alignment of drydocking accounting policies, elimination of deferred gains, adjustments to operating lease expense, pension adjustment, elimination of related party transactions and the tax adjustments associated with the above (unaudited):

=============================================================
For the year ended November 30,                          1999
-------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Net operating revenue                              $1,360,678
Net income                                         $   25,683
Net income per share:
   Basic                                           $     0.33
   Diluted                                         $     0.33
=============================================================

The pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisition been in effect for the period presented, nor do they purport to be indicative of the results that will be obtained in the future.

The Company's revenue for 1999 included sales of $2.1 million (1998: $4.8 million) to ETPM.

There are no comparative results shown for 2000 as the acquisitions occurred close to the start of the financial year and actual results of ETPM and Danco A/S would not differ materially from the pro forma results.

4. RESTRICTED CASH DEPOSITS

Restricted cash balances comprise both funds held in a separate Company bank account, which will be used to settle accrued taxation liabilities, and deposits made by the Company as security for certain third-party obligations. There are no other significant conditions on the restricted cash balances.

5. TRADE RECEIVABLES

Trade receivables at November 30, 2000 of $298.0 million (1999: $198.5 million) are net of allowances for doubtful accounts of $8.3 million (1999: $6.2 million). Included in trade receivables at November 30, 2000 was $99.8 million (1999: $64.0 million) of unbilled receivables.

6. INVENTORIES AND WORK-IN-PROGRESS

Inventories and work-in-progress are stated at the lower of cost or market value and comprise the following:

=============================================================
As of November 30,                            2000       1999
-------------------------------------------------------------
(IN THOUSANDS)
Work-in-progress and mobilizations         $14,441     $6,876
Materials and supplies                      14,212     11,972
Spare parts                                  6,529      4,777
Fuels                                        2,398      1,393
Other                                           96        161
Inventory reserve                           (3,975)    (3,736)
-------------------------------------------------------------
                                           $33,701    $21,443
=============================================================

Costs are generally determined in accordance with the weighted-average cost method. Costs of fitting out and preparing equipment for specific contracts are included in work-in-progress. Such costs, principally labor and materials, are amortized over the shorter of the expected duration of the contracts or the estimated useful life of the asset. Progress payments relating to work-in-progress were $0.1 million at November 30, 2000 (1999: $0.4 million).

7. EMPLOYEE LOANS

Included in prepaid expenses and other current assets are loans to employees of $2.6 million (1999: $0.8 million). Included in deposits and long-term receivables are loans to employees of $0.4 million (1999: $0.6 million).

8. FIXED ASSETS, NET

Fixed assets comprise the following:

=====================================================================
As of November 30,                     2000                  1999
---------------------------------------------------------------------
(IN THOUSANDS)
Operating equipment           $  281,816     27%     $ 239,760    39%
Construction support
  ships                          711,062     68        332,973    54
Land and buildings                19,916      2         21,391     4
Other assets                      30,180      3         20,171     3
---------------------------------------------------------------------
                              $1,042,974    100%     $ 614,295   100%
=====================================================================
Less: Accumulated
   depreciation and
   amortization                 (239,626)             (178,232)
---------------------------------------------------------------------
                              $  803,348             $ 436,063
=====================================================================

9. INVESTMENTS IN AND ADVANCES TO
NON-CONSOLIDATED JOINT VENTURES

Investments in and advances to non-consolidated joint ventures comprise the following:

==========================================================================
As of November 30,            Geographical Location      2000       1999
--------------------------------------------------------------------------
(IN THOUSANDS)
Seaway Heavy
  Lifting Limited             Cyprus                  $  2,809      $2,401
Project joint ventures        Norway, SEAME               (190)        769
Mar Profundo Girassol         West Africa, SEAME        11,261         --
Sonastolt                     West Africa, SEAME         5,321         --
Sonamet                       West Africa, SEAME        (8,126)        --
NKT Flexibles l/S             Denmark                   23,237         --
Other                         Norway, SEAME              2,692      2,637
--------------------------------------------------------------------------
                                                       $37,004     $5,807
==========================================================================

In circumstances where the Company owns more than 50% of the voting interest, but the Company's ability to control the operation of the investee is restricted by the significant participating interest held by another party, the investment is consolidated under the equity method of accounting.

The Company accrues losses in excess of the investment value when the Company is committed to provide ongoing financial support to the joint venture.

Taxation in respect of project joint ventures has been included in the results of the relevant subsidiaries. Undistributed reserves of all other joint ventures will not be taxed on distribution.

Summarized financial information for the Company's non-consolidated joint ventures, representing 100% of the respective amounts included in the joint ventures' financial statements, is as follows:

Income statement data:

==========================================================================
For the years ended November 30,        2000        1999         1998
--------------------------------------------------------------------------
(IN THOUSANDS)
Net operating revenue                 $357,984     $237,516     $140,651
Gross profit                          $ 29,102     $ 14,581     $ 28,258

Net income                            $ 15,351     $ 13,117     $ 29,531
==========================================================================

Balance sheet data:

=============================================================
As of November 30,                            2000       1999
-------------------------------------------------------------
(IN THOUSANDS)
Current assets                            $216,333    $97,775
Non-current assets                        $127,073    $18,984
Short-term liabilities                    $247,510    $87,466
Long-term liabilities                     $ 25,269    $13,869
=============================================================

For commercial reasons, the Company has structured certain contractual services through its joint ventures. The income statement data for the non-consolidated joint ventures presented above includes the following expenses related to transactions with the Company in 2000, 1999 and 1998 respectively: charter hire of $4.4 million, $7.2 million, $16.7 million and other expenses of $34.2 million, $27.9 million, $20.5 million. The joint ventures also received revenue of $45.0 million, $7.0 million, $2.9 million from the Company. The balance sheet data includes amounts payable to joint ventures by the Company of $17.4 million and $5.2 million and amounts receivable by the Company of $31.7 million and $12.7 million at November 30, 2000 and 1999 respectively.

10. INCOME TAXES

The income tax benefit (provision) is as follows:

==========================================================================
For the years ended November 30,        2000        1999         1998
--------------------------------------------------------------------------
(IN THOUSANDS)
Current                            $(12,953)    $ (7,159)   $ (8,435)
Deferred                             16,731       15,668      (9,102)
Income tax benefit (provision)     $ 3,778      $ 8,509     $(17,537)
==========================================================================

The tax effects of temporary differences and net operating loss carryforwards
(NOLs) at November 30, 2000 and 1999 are as follows:

=============================================================
As of November 30,                            2000       1999
-------------------------------------------------------------
(IN THOUSANDS)
Net operating loss carryforwards          $ 61,788    $33,319
Other accruals, net                         18,952     11,922
Fixed assets                               (72,822)   (43,874)
-------------------------------------------------------------
Net deferred tax before
   Valuation allowance                       7,918      1,367
Valuation allowance                        (20,956)    (4,316)
-------------------------------------------------------------
Net deferred tax liability                $(13,038)  $ (2,949)
-------------------------------------------------------------
Deferred tax asset                        $ 13,705   $  8,522
Deferred tax liability                    $(26,743)  $(11,471)
-------------------------------------------------------------
                                          $(13,038)  $ (2,949)
=============================================================

The Company accounts for income taxes in accordance with SFAS 109, Accounting for Income Taxes.

The Company has a net deferred tax asset in the U.S. totalling $9.8 million. This represents NOLs, net of fixed asset and other timing differences. These NOLs expire through 2019.

SFAS 109 requires that the tax benefit of such NOLs be recorded as an asset to the extent that management assesses the utilization of such NOLs to be "more likely than not". Management has determined that the results of the U.S. businesses have been severely impacted by the low oil price in 1999 and the subsequent impact on development and maintenance projects in 2000 in the North America region. Management believes, based on the Company's history of operating earnings prior to this significant market slump and its expectations for the future, that operating income of the Company will more likely than not be sufficient to fully realize the net deferred tax asset of $9.8 million prior to the expiry of the NOLs. In determining this, management has also considered recent significant project awards including Gulfstream; improved market accessibility subsequent to the ETPM acquisition; increases in tendering activity in the first quarter of 2001 and a reduction in the intercompany interest burden of the U.S. companies over the next few years.

The net deferred tax assets in Australia, The Netherlands and Norway of $1.6 million, $1.9 million and $0.4 million, respectively, represent NOLs. Management has determined based on these businesses' history of operating earnings, after excluding exceptional losses on one-off projects in 2000, and expectations of the future that operating income of the Company will more likely than not be sufficient to fully realize these net deferred tax assets prior to the expiry of the NOLs, which may be carried forward indefinitely. The Company also intends to reduce the intercompany interest burden in Australia.

French and U.K. companies have unused NOLs, on a tax-effected basis, of $9.3 million and $19.1 million respectively, at November 30, 2000. The U.K. NOLs may be carried forward indefinitely. The French unused NOLs expire through 2005.

The Company also had, at November 30, 2000 approximately $2.7 million of NOLs, on a tax-effected basis, in Africa, which expire through 2004. There are NOLs, on a tax-effected basis in Canada of $2.3 million which expire through 2005.

The income tax benefit (provision) at the Company's effective tax rate differs from the income tax benefit (provision) at the statutory rate. Principal reconciling items include the following:

==========================================================================================================================
FOR THE YEAR ENDED NOVEMBER 30, 2000                U.S.    SCANDINAVIA       U.K.    FRANCE(A)       OTHER         TOTAL
--------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
Pre-tax (loss) income                           $(49,992)     $(24,935)  $ (1,708)     $ 2,892    $ 35,522      $(38,221)
Utilization of prior year losses(b)                   --            --         --      (11,728)       (525)      (12,253)
Income subject to withholding taxes                   --            --         --           --     (38,254)      (38,254)
Income in non-taxable areas                           --            --         --           --     (25,360)      (25,360)
Losses for which no benefit is recognized         30,057         1,905      1,114       15,678      25,560        74,314
-------------------------------------------------------------------------------------------------------------------------
Taxable (loss) income                            (19,935)      (23,030)      (594)       6,842      (3,057)      (39,774)
Statutory tax rate                                    34%           29%        30%          38%         45%(c)        31%
-------------------------------------------------------------------------------------------------------------------------
Tax at statutory rate                              6,778         6,743        178       (2,584)      1,377        12,492
Non-deductible depreciation and amortization      (1,734)           (9)      (495)          --        (666)       (2,904)
Adjustments in respect of prior years                872        (1,500)      (758)          --        (900)       (2,286)
Change in valuation allowance                         --            --         --       (1,519)         --        (1,519)
Tax credits for research and development              --            --         --        3,932          --         3,932
Imputed interest deduction                            --            --         --           --       7,379         7,379
Withholding & other taxes                             --            --         --       (2,052)     (9,935)      (11,987)
Participation exemption income                        --            --         --           --      (2,237)       (2,237)
Changes in tax rates                                  --            --         --         (176)       (196)         (372)
Exchange loss                                         --            --         --          213         380           593
Other                                                 24           115       (249)        (444)      1,241           687
-------------------------------------------------------------------------------------------------------------------------
Income tax benefit (provision)                  $  5,940      $  5,349   $ (1,324)   $  (2,630)   $ (3,557)     $  3,778
==========================================================================================================================
==========================================================================================================================
For the year ended November 30, 1999
(IN THOUSANDS)
Pre-tax (loss) income                           $(41,085)     $ 18,015     $ (128)                $ 30,902      $  7,704
Utilization of prior year losses                      --            --         --                  (10,926)      (10,926)
Income in non-taxable areas                           --            --         --                   (8,648)       (8,648)
Losses for which no benefit is recognized             --            --         --                    8,398         8,398
-------------------------------------------------------------------------------------------------------------------------
Taxable (loss) income                            (41,085)       18,015       (128)                  19,726        (3,472)
Statutory tax rate                                    34%           28%        30%                      37%           50%
-------------------------------------------------------------------------------------------------------------------------
Tax at statutory rate                             13,969        (5,044)        38                   (7,221)        1,742
Non-deductible depreciation and amortization          --           (51)      (145)                    (329)         (525)
Adjustments in respect of prior years                 --            --        750                       --           750
State tax credit                                     975            --         --                       --           975
Imputed tax deduction                                 --            --         --                    4,030         4,030
Change in valuation allowance                       (216)           --     (1,800)                   1,968           (48)
Non-taxable dividend income from joint ventures       --            --         --                      189           189
Changes in tax rates                                  --            --       (192)                      --          (192)
Exchange loss                                         --           253        983                      257         1,493
Other                                                210           249       (192)                    (172)           95
-------------------------------------------------------------------------------------------------------------------------
Income tax benefit (provision)                  $ 14,938     $  (4,593)   $  (558)                $ (1,278)     $  8,509
=========================================================================================================================
=========================================================================================================================
For the year ended November 30, 1998
(IN THOUSANDS)
Pre-tax income                                  $  1,053      $ 27,242    $30,988                  $12,502       $ 71,785
Utilization of prior year losses                      --            --         --                   (7,350)        (7,350)
Income in non-taxable areas                           --            --         --                   (5,918)        (5,918)
Losses for which no benefit is recognized            936            --         --                    8,811          9,747
-------------------------------------------------------------------------------------------------------------------------
Taxable income                                     1,989        27,242     30,988                    8,045         68,264
Statutory tax rate                                    34%           28%        31%                      10%            27%
-------------------------------------------------------------------------------------------------------------------------
Tax at statutory rate                               (676)       (7,628)    (9,606)                    (815)       (18,725)
Non-deductible depreciation and amortization         (28)          (53)       (98)                    (202)          (381)
Non-taxable dividend income from joint ventures       --            --         --                    1,734          1,734
Exchange gain                                         --            --         --                       49             49
Other                                               (657)           29        265                      149           (214)
-------------------------------------------------------------------------------------------------------------------------
Income tax (provision) benefit                  $ (1,361)    $  (7,652)  $ (9,439)                   $ 915       $(17,537)
=========================================================================================================================

(a) As a consequence of the acquisition of ETPM, taxation in France has become more significant and has therefore been separately identified in 2000. In previous years it was included in other.

(b) The reported utilization of prior year losses against current year profits represents entities where deferred tax assets had not previously been recognized for those losses.

(c) The statutory tax rate for the "other" category represents a weighted average of various local statutory tax rates including certain revenue taxes.

11. PENSION COMMITMENTS

The Company operates both defined contribution and defined benefit pension plans, depending on location, covering certain qualifying employees. Contributions under the defined contribution pension plans are determined as a percentage of gross salary. The expense relative to these plans for the years ended November 30, 2000, 1999 and 1998, was $1.1 million, $1.4 million and $0.5 million respectively.

The Company operates both funded and unfunded defined benefit pension plans. The benefits under the defined benefit pension plans are based on years of service and salary levels. Plan assets of the funded schemes primarily are comprised of marketable securities.

The following provides a reconciliation of benefit obligations, plan assets, and funded status of the funded defined benefit pension plans:

==================================================================
                                                PENSION BENEFITS
------------------------------------------------------------------
                                                   2000       1999
------------------------------------------------------------------
(IN THOUSANDS)
Change in benefit obligation:
Benefit obligation at beginning of year         $17,742    $17,363
Service cost                                      1,394      1,426
Interest cost                                     1,010      1,040
Actuarial gains and losses                        1,133       (738)
Foreign currency exchange rate changes           (2,295)      (876)
Benefits paid from plan assets                     (426)      (473)
------------------------------------------------------------------
Benefit obligation at end of year               $18,558    $17,742
==================================================================

==================================================================
Change in plan assets:
Fair value of plan assets at beginning of year  $19,023   $17,416
Actual return on plan assets                      1,911     1,116
Foreign currency exchange rate changes           (2,407)     (906)
Company contributions                             1,054     1,870
Benefits paid from plan assets                     (426)     (473)
------------------------------------------------------------------
Fair value of plan assets at end of year        $19,155   $19,023
==================================================================

The following table sets forth the funded status of the funded pension plans:

==================================================================
                                                PENSION BENEFITS
------------------------------------------------------------------
For the years ended November 30,                2000       1999
------------------------------------------------------------------
(IN THOUSANDS)
Funded status of the plans                      $  597     $1,281
Unrecognized net loss                            2,693      2,628
Unrecognized prior service cost                    287        376
Unrecognized net transition obligation            (316)      (413)
------------------------------------------------------------------
Prepaid benefit cost                            $3,261     $3,872
==================================================================

The weighted average assumptions used are as follows:

==================================================================
                                                PENSION BENEFITS
------------------------------------------------------------------
For the years ended November 30,                2000       1999
------------------------------------------------------------------
Discount rate                                    6.1%       6.1%
Expected return on plan assets                   7.0%       7.1%
Rate of compensation increase                    3.3%       3.3%
==================================================================

Net periodic pension benefit costs for funded defined benefit schemes include the following components:

=====================================================================
                                                     PENSION BENEFITS
---------------------------------------------------------------------
For the years ended November 30,          2000        1999       1998
---------------------------------------------------------------------
(IN THOUSANDS)
Service cost                           $ 1,394     $ 1,426    $ 1,452
Interest cost                            1,010       1,040      1,066
Return on plan assets (expected)        (1,287)     (1,251)    (1,252)
Amortization of transition asset            92         (47)       (49)
Recognized net actuarial losses             38         155        146
Amortization of prior service cost         (41)         44          8
---------------------------------------------------------------------
Benefit cost                           $ 1,206     $ 1,367    $ 1,371
=====================================================================

The Company has funded pension plans which have benefit obligations in excess of plan assets. The benefit obligations of these plans were $6.9 million at November 30, 2000 (1999: $6.6 million). The fair value of assets under these plans was $6.2 million at November 30, 2000 (1999: $5.4 million).

The following table provide a reconciliation of the benefit obligation and accrued pension liability of the unfunded plan.

=============================================================
                                             PENSION BENEFITS
                                                         2000
-------------------------------------------------------------
(IN THOUSANDS)
Benefit obligation at beginning of year                $   --
Acquisitions                                            3,642
Service cost                                              277
Interest cost                                             213
Foreign currency exchange rate changes                   (250)
Benefits paid                                             (85)
-------------------------------------------------------------
Benefit obligation at end of year                      $3,797
=============================================================

As the plan is unfunded, the benefit obligation is equal to the unfunded status of the plan and the accrued pension liability.

The weighted average assumptions used are as follows:

=============================================================
                                             PENSION BENEFITS
For the year ended November 30,                          2000
-------------------------------------------------------------
Discount rate                                            5.5%
Expected return on plan assets                           N/A
Rate of compensation increase                            3.5%
=============================================================

Net periodic pension benefit costs include the following components:

=============================================================
                                             PENSION BENEFITS
For the year ended November 30,                          2000
-------------------------------------------------------------
(IN THOUSANDS)
Service cost                                             $277
Interest cost                                             213
-------------------------------------------------------------
Benefit cost                                             $490
=============================================================

In Asia Pacific, retirement indemnities, for which the Company has accrued $0.3 million at November 30, 2000 and $0.1 million at November 30, 1999 are paid as a lump sum upon retirement. They are primarily based upon the employees' years of service and salary levels.

12. BANK OVERDRAFT AND LINES OF SHORT-TERM CREDIT

The Company has external, third-party bank overdraft and lines of credit and short-term loan notes totalling $38.3 million (1999: $53.1 million). Amounts borrowed pursuant to these facilities bear interest at rates ranging from 4.25% to 9.0% at November 30, 2000. As of November 30, 2000 short-term borrowings under these facilities totalled $1.8 million (1999: $22.3 million).

13. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

The Company's principal credit facility is a $440.0 million Secured Multi-Currency Revolving Facility (the "Secured Credit Facility") with a syndicate of banks, the lead banks being Den norske Bank ASA, Banc of America Securities LLC, Salomon Brothers International Limited, HSBC Bank plc and ING Barings LLC. The Secured Credit Facility was entered into on September 22, 2000 and refinanced previous facilities held with Den norske Bank ASA, HSBC Bank plc, Bank of America NT & SA and ASLK-CGER Bank under which $400.0 million was available to the Company at the date of the refinancing. Unamortized upfront fees relating to the previous facilities of $1.4 million were written off during quarter 4, 2000.

The Secured Credit Facility is a five-year revolving credit facility, which reduces to $385.0 million and $330.0 million in years two and three, respectively. The total amount which can be drawn under the facility and the interest charge on outstanding debt is based on the ratio of the Company's debt to earnings before interest, taxes, depreciation and amortization (ebitda). The interest charge will range from 0.75% to 1.75% over LIBOR. Debt under the Secured Credit Facility is secured by a first priority mortgage on certain of the Company's ships.

Under the Secured Credit Facility agreement, the Company is permitted to borrow up to $100.0 million from SNSA provided that this debt is subordinate and junior to all indebtedness due under the agreement.

As of November 30, 2000, the Company has available bank facilities of $478.3 million of which $266.8 million were utilized. Of the bank facilities utilized, $265.0 million was classified as long-term debt.

Long-term debt, excluding borrowings from SNSA, comprises the following:

===============================================================
As of November 30,                              2000       1999
---------------------------------------------------------------
(IN THOUSANDS)
Revolving credit agreement with a weighted
   average interest rate of 8.3125%         $265,000   $100,000
Other bank borrowings                             32         56
---------------------------------------------------------------
                                             265,032    100,056
Less: Current portion                            (16)       (19)
---------------------------------------------------------------
Long-term debt                              $265,016   $100,037
===============================================================

The net book value of assets collateralizing this debt was $379.5 million as of November 30, 2000.

Total debt outstanding at November 30, 2000 is repayable as $265.0 million in U.S. dollars.

Minimum annual principal repayments of debt for the fiscal years subsequent to November 30, 2000 are as follows:

=====================================================
(IN THOUSANDS)
-----------------------------------------------------
2001                                             $ 16
2002 to 2004                                       --
2005                                          265,016
-----------------------------------------------------
                                             $265,032
=====================================================

The Secured Credit Facility contains various financial covenants, including but not limited to, minimum consolidated tangible net worth, maximum consolidated debt to net worth and a maximum consolidated debt to EBITDA.

At November 30, 2000 property under capital leases, comprising operating and other equipment, amounts to $32.8 million at cost. Accumulated amortization of these leases is $1.9 million.

Minimum payments under capital leases at November 30, 2000, which are due primarily in U.S. dollars, are as follows:

=====================================================
(IN THOUSANDS)
-----------------------------------------------------
2001                                         $ 5,446
2002                                          25,049
2003                                               3
-----------------------------------------------------
Total minimum lease payments                  30,498
Less: Amount representing interest and
   executory costs                            (3,033)
-----------------------------------------------------
Present value of net minimum lease payments   27,465
=====================================================

14. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities comprise the following:

===============================================================
As of November 30,                              2000       1999
---------------------------------------------------------------
(IN THOUSANDS)
Invoice accruals                          $154,758     $ 32,025
Trade payables                              97,418       68,869
Trade notes payable                            790           --
Other                                        2,658          962
---------------------------------------------------------------
                                          $255,624     $101,856
===============================================================

15. RELATED PARTY TRANSACTIONS

Related party transactions consisted of the following:

=====================================================================
                                                     PENSION BENEFITS
---------------------------------------------------------------------
For the years ended November 30,          2000        1999       1998
---------------------------------------------------------------------
(IN THOUSANDS)
Interest charges                       $3,561      $10,412    $4,972
Guarantee fees                         $  282      $    --    $   --
Management services                    $3,290      $ 2,500    $1,600
=====================================================================

There was no SNSA short-term or long-term debt at November 30, 2000. At November 30, 1999, the interest rate charged on SNSA long-term debt was 5.785%. Interest on short-term debt was priced according to market rates at the time. Management service charges represent charges for various management services including legal, administrative services, treasury, taxation, insurance and information technology services performed by SNSA on behalf of the company.

Amounts due to SNSA:

===============================================================
As of November 30,                              2000       1999
---------------------------------------------------------------
(IN THOUSANDS)
Short-term payable                            $8,512   $  2,908
Short-term debt                                   --     50,000
Long-term debt                                    --    100,000
---------------------------------------------------------------
                                              $8,512   $152,908
===============================================================

The short-term payable to SNSA relates primarily to outstanding insurance premiums and management charges.

16. RESTRUCTURING AND REORGANIZATION PROGRAM

Following the acquisition of ETPM, the Company has implemented a reorganization plan that has removed duplicate capacity in the U.K. and SEAME regions.

The Company has closed the former ETPM sites in Aberdeen and Teeside, UK., and all administrative and operational functions that were previously carried out on these sites have been transferred to the Company's existing office in Aberdeen. The costs associated with leasing and maintaining these premises while vacant and, subsequently, terminating the leases amounted to $1.0 million, net of tax. These costs have been capitalized as purchase price adjustments. During the year, the Company paid out $1.2 million, leaving a provision of $0.2 million that will be utilized in 2001.

The Company has recorded a restructuring charge of $0.9 million as part of the program to eliminate duplicate functions across the U.K. There were 56 redundancies, relating to all departments. All redundancies were finalized in 2000 and there is no outstanding provision at November 30, 2000.

In addition, the Company has closed its base in Marseilles, France and all operational and administrative functions have been transferred to the former ETPM headquarters in Paris, France. This office is now the headquarters of the SEAME region. The Company terminated the contracts of 37 employees across all departments and has incurred redundancy costs of $1.7 million as a result of the closure of the Marseilles office. All costs were paid during 2000.

Finally, integration costs of $0.7 million were incurred in relation to the change of name to Stolt Offshore S.A., the introduction of common information systems and reporting systems and the standardization of processes across the enlarged Company. All costs were paid during 2000.

The reorganization costs have been determined based on plans approved by the Company's board. The costs are summarized in the table below.

========================================================================
Category                   Capitalized               Expensed      Total
                                        (NON-RECURRING ITEMS)
------------------------------------------------------------------------
(IN THOUSANDS)
Lease costs net of
   tax of $0.4 million          $961                 $   --        $  961
Redundancy costs                  --                  2,610         2,610
Integration costs                 --                    684           684
-------------------------------------------------------------------------
Total                           $961                 $3,294        $4,255
=========================================================================

During 1999 the Company carried out a reorganization of its North Sea operations. The Company's operational base in Haugesund, Norway was closed in July 1999. A single organization providing administrative and operational support was established during 1999 for North Sea commercial and administrative functions. Non-recurring costs amounting to $1.6 million were expensed, of which $1.3 million related to redundancy and relocation costs and $0.3 million related to other administrative costs. These costs were disclosed as a separate line in the 1999 statement of operations. During 1999 Stolt Offshore S.A. paid out $1.0 million redundancy costs, leaving a provision carried forward to 2000 of $0.3 million. These costs were paid during the course of 2000. All administrative costs in relation to the restructuring were paid out during 1999. The reorganization resulted in 66 redundancies in commercial and administrative functions, of which 58 had been effected by November 30, 1999. The contracts of the remaining eight employees were terminated in 2000.

17. OPERATING LEASES

Total operating lease commitments as of November 30, 2000 amount to $87.4 million. Charter obligations towards certain construction support, diving support, survey and inspection ships account for $39.3 million of the total commitments. The remaining obligations relate to office facilities and equipment.

Total minimum annual lease commitments which are payable are as follows:

=====================================================
(IN THOUSANDS)
-----------------------------------------------------
2001                                         $21,572
2002                                          20,224
2003                                          13,227
2004                                           9,798
2005                                           7,406
Thereafter                                    15,150
-----------------------------------------------------
                                             $87,377
=====================================================
=====================================================
(IN THOUSANDS)
-----------------------------------------------------
Euros                                        $35,650
Norwegian kroner                              27,372
American dollars                              15,202
Australian dollars                               317
British pounds                                 8,078
Canadian dollars                                 722
Singapore dollars                                 36
-----------------------------------------------------
                                             $87,377
=====================================================

Total operating lease rentals charged as an expense for the year ended November 30, 2000 were $23.2 million (1999: $28.1 million and 1998: $18.6 million).

Future minimum lease payments have not been reduced by future minimum sublease rentals of $4.4 million under operating leases.

18. SEGMENT AND RELATED INFORMATION

In 1999 the Company adopted SFAS No. 131 DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION which changed the way the Company reports information about its operating segments. The Company changed its method of reporting segmental information in 2000 to better represent the way the Company manages its business. The information for 1999 and 1998 has been restated from the prior year's presentation in order to conform to the 2000 presentation.

The Company has reportable segments based on the geographic distribution of the activities as follows: the Asia Pacific region includes all activities east of the Indian sub-continent including Australasia; the North America region includes all activity in Canada, the United States of America and Central America; the Norway region includes all activities in Scandinavia and the Baltic states; the SEAME region covers activities in Southern Europe and Africa, India and the Middle East; the South America region incorporates activities in South America and the islands of the southern Atlantic Ocean; the U.K. region includes activities in the U.K., Ireland, Germany, Belgium, The Netherlands and islands in the northern Atlantic Ocean. The Other Corporate region includes items which cannot be allocated to one particular region. This includes activities of the SHL and NKT Flexibles I/S joint ventures; global assets, including construction support ships, ROVs and other associated assets, that are utilized globally and therefore cannot be attributed to any one region; and management and corporate services provided for the benefit of the whole group, including accounting consolidation, treasury and legal departments.

The accounting policies of the segments are the same as those described in Note
2. Inter segment sales and transfers are not significant. The segmental information is presented after the elimination of inter-company balances between the reportable segments.

Summarized financial information concerning each of the Company's reportable segments is provided in the following tables:

==================================================================================================================================
FOR THE YEAR ENDED                           ASIA       NORTH                             SOUTH                  OTHER
NOVEMBER 30, 2000                         PACIFIC     AMERICA     NORWAY       SEAME    AMERICA       U.K.   CORPORATE       TOTAL
----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
Net operating revenue                    $ 40,507    $122,314   $198,779    $444,877    $52,836   $123,607       $ 500   $ 983,420
Equity in net income of non-consolidated
   joint ventures                              --          --      1,019       9,427         --         --      (4,653)      5,793
Depreciation and amortization              (2,591)    (21,717)    (1,102)     (4,770)    (5,972)    (3,620)    (42,345)    (82,117)
Research and development expense               --          --         --          --         --         --        (950)       (950)
Restructuring charge                           --          --         --      (1,793)        --     (1,501)         --      (3,294)
Interest expense                             (642)     (5,225)      (626)     (1,503)    (2,206)    (1,199)    (20,756)    (32,157)
Interest income                                --          --         --          --         --         --       2,165       2,165
Income tax (expense) benefit                 (104)      5,940      3,662     (10,867)      (340)     3,483       2,004       3,778
Net (loss) income                         (15,020)    (15,285)     6,719       9,242      8,081     (5,724)    (22,456)    (34,443)
Segment assets                             32,974     268,663     62,301     253,625     77,559     97,316     610,334   1,402,772
Long-lived assets(a)                       16,450      88,924      6,527      73,127     66,207     26,786     586,554     864,575
Investments in and advances to
   non-consolidated joint ventures             --          --      2,470       8,488         --         --      26,046      37,004
Capital expenditures                          438       3,107        337       3,769     20,307          9      33,757      61,724
==================================================================================================================================
==================================================================================================================================
For the year ended
November 30, 1999
----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
Net operating revenue                    $ 42,715    $156,399   $164,539    $ 57,114    $56,355   $162,032     $ 1,572   $ 640,726
Equity in net income of non-consolidated
   joint ventures                              --          --      3,526       1,145         --         --         526       5,197
Depreciation and amortization              (2,417)    (24,127)    (2,476)     (1,413)    (5,244)    (2,149)    (18,310)    (56,136)
Research and development expense               --          --         --          --         --         --      (1,162)     (1,162)
Restructuring charge                           --          --     (1,261)         --         --       (378)         --      (1,639)
Interest expense                             (455)     (3,948)    (1,845)       (555)      (987)    (1,711)     (8,191)    (17,692)
Interest income                                --          --         --          --         --         --         966         966
Income tax benefit (expense)                  465      14,609     (4,593)        530         --     (2,803)        301       8,509
Net (loss) income                          (4,548)      8,521     11,190       3,928      8,776     (2,283)     (9,371)     16,213
Segment assets                             48,487     303,653     66,757      35,414     46,338     76,038     266,696     843,383
Long-lived assets(a)                       21,368     115,182      7,690       7,191     35,006     14,814     246,966     448,217
Investments in and advances to
   non-consolidated joint ventures             --          --      2,261       1,145         --         --       2,401       5,807
Capital expenditures                        3,704       9,030        913         380     14,661      1,818      60,412      90,918
==================================================================================================================================
==================================================================================================================================
For the year ended
November 30, 1998
----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
Net operating revenue                    $ 37,861    $ 64,675   $ 97,678    $ 55,930    $57,400   $335,034     $ 1,186   $ 649,764
Equity in net income of non-consolidated
   joint ventures                              --          --      8,995         171         --         --       5,595      14,761
Depreciation and amortization              (1,348)     (9,264)    (1,973)       (693)    (7,090)    (1,778)    (13,402)    (35,548)
Research and development expense               --          --         --          --         --         --      (2,660)     (2,660)
Interest expense                             (258)       (374)      (459)        (87)    (1,294)      (851)     (3,084)     (6,407)
Interest income                                --          --         --          --         --         --       1,305       1,305
Income tax (expense)                          (38)     (3,613)    (8,215)       (186)    (1,980)    (2,769)       (736)    (17,537)
Cumulative effect of change in accounting
   policy, net of tax                         804          --         --          --         --         --       2,256       3,060
Net income (loss)                           5,291       9,066      7,914       3,027        298     32,925      (1,213)     57,308
==================================================================================================================================

(a) Long-lived assets include net book value of fixed assets, investment in and advances to non-consolidated joint ventures and deposits and long-term receivables.

The largest customer accounted for more than 10% of the Company's revenue in 2000. The revenue from this customer was $198.2 million for the year ended November 30, 2000. This revenue is attributable to the Norway, SEAME, U.K. and North America reporting segments

During 2000 a second customer also accounted for more than 10% of the Company's revenue. Revenue from this customer was $99.3 million for the year ended November 30, 2000. This revenue was generated from the Asia Pacific, Norway, SEAME, U.K. and North America reporting segments.

During 1999 the largest customer accounted for more than 10% of the Company's revenue. Revenue from this customer was $76.5 million for the year ended November 30, 1999 (1998: $68.8 million). This revenue was generated from the Norway reporting segment.

During 1998 a further customer accounted for more than 10% of the Company's revenue. Revenue from this customer was $137.6 million for the year ended November 30, 1998 and was generated from the U.K. reporting segment.

19. COMMON SHARES, CLASS A SHARES, AND CLASS B SHARES

The Company has authorized share capital consisting of 34,000,000 Common Shares, par value $2.00 per share, 68,000,000 Class A Shares, par value $2.00 per share and 34,000,000 Class B Shares, par value $2.00 per share. Class A Shares have substantially the same rights as the Company's Common Shares, except that the Class A Shares are non-voting. Class B Shares are convertible into Common Shares, on a two-for-one basis, at any time at the option of the Class B shareholders.

On January 9,1998 the Company completed a two-for-one stock split which was effected by means of a stock dividend distribution. On June 25, 1998 the Company issued a stock dividend in the form of one new Class A Share for each two Common Shares. All share data has been restated to reflect these transactions.

On December 7, 1999 the Company issued 1,758,242 Class A Shares as part consideration for its 49% interest in NKT Flexibles I/S.

On February 4, 2000, the Company issued 6,142,857 Class A Shares as part of the consideration for the acquisition of the French offshore construction and engineering company ETPM. ETPM was a wholly owned subsidiary of GTM, the construction affiliate of Suez Lyonnaise des Eaux S.A.

The Company, through a series of transactions, effectively issued 19,775,223 Class A Shares to SNSA for cash of $200.0 million.

At November 30, 2000, 22,723,134 Common Shares, 47,429,790 Class A Shares and 34,000,000 Class B Shares were outstanding. SNSA hold 3% of the Common Shares, 60% of the Class A Shares and 100% of the Class B Shares which represents an economic interest of 53% of the Company and 61% of the voting rights.

Common and Class B Shares vote as a single class on all matters submitted to a vote of shareholders, with each share entitled to one vote, with the exception of a recapitalization, reclassification or similar transactions affecting the relative rights, preferences and priorities of the Common Shares and Class B Shares, which require an affirmative vote of the holders of a majority of the outstanding Common Shares and Class B Shares each voting as a separate class. With respect to liquidation and dividend rights, the Class B Shares receive $0.005 per share for each $0.01 per Common Share.

A share restructuring plan discussed under subsequent events in Note 24 has been proposed.

Luxembourg law requires that 5% of the Company's unconsolidated net profits each year be allocated to a legal reserve before declaration of dividends. This requirement continues until the reserve is 10% of the stated capital of the Company, as represented by Common Shares, Class A Shares and Class B Shares, after which no further allocations are required until further issuance of shares.

The legal reserve may also be satisfied by allocation of the required amount at the issuance of shares or by a transfer from paid-in surplus. The legal reserve is not available for dividends. The legal reserve for all outstanding Common Shares, Class A Shares and Class B Shares has been satisfied and appropriate allocations are made to the legal reserve account at the time of each issuance of new shares.

Retained earnings that represent undistributed earnings of non-consolidated joint ventures amounted to $nil million at November 30, 2000 (1999: $4.7 million).

20. STOCK OPTION PLAN

On April 28, 1993 the Company adopted a stock option plan (the Plan) covering
7.7 million shares represented by Common Shares, Class A Shares or any combination thereof not exceeding 7.7 million.

The Company accounts for awards granted to directors and key employees under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for all stock option grants in fiscal years 2000, 1999 and 1998 been determined consistent with SFAS 123, the Company's net income and earnings per share would have been decreased to the following pro forma amounts:

================================================================
For the years ended November 30,     2000        1999       1998
----------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Net (loss) income before
   cumulative change in
   accounting policy             $(34,443)    $16,213    $54,248
Cumulative effect of change in
   accounting policy             $     --     $    --    $ 3,060
Net (loss) income                $(34,443)    $16,213    $57,308
Net (loss) income pro forma      $(37,633)    $13,644    $55,904
(Loss) income per share before
   cumulative effect of change
   in accounting policy:
     Basic                       $  (0.44)     $ 0.27     $ 0.92
     Diluted                     $  (0.44)     $ 0.27     $ 0.91
Income per share impact of cumulative change in accounting policy:
     Basic                       $     --      $   --     $ 0.05
     Diluted                     $     --      $   --     $ 0.05
(Loss) income per share:
     Basic                       $  (0.44)     $ 0.27     $ 0.97
     Diluted                     $  (0.44)     $ 0.27     $ 0.96
(Loss) income share proforma:
     Basic                       $  (0.48)     $ 0.23     $ 0.95
     Diluted                     $  (0.48)     $ 0.23     $ 0.93
================================================================

Options may be granted under the Plan which are exercisable during periods of up to ten years. The options granted under the Plan will be at an exercise price not less than the fair market value per share at the time the option is granted. The Plan is administered by a Compensation Committee appointed by the Company's Board of Directors. Options are awarded at the discretion of the Company to directors and key employees.

The following tables reflects activity under the Plan for the three year period ended November 30, 2000:

================================================================================================================================
For the years ended November 30,                       2000                         1999                          1998
--------------------------------------------------------------------------------------------------------------------------------
                                                             WEIGHTED                      Weighted                     Weighted
                                                              AVERAGE                       Average                      Average
                                                             EXERCISE                      Exercise                     Exercise
                                                 SHARES         PRICE         Shares          Price       Shares           Price
--------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year              2,088,736      $ 9.4354      1,971,304       $ 8.9444      758,106        $ 3.9970
Granted                                         880,949       10.3372        365,304        10.4889    1,325,909         11.3492
Exercised                                      (309,237)       6.1358       (121,901)        4.7139      (80,611)         2.8450
Cancelled                                      (127,199)      11.6253       (125,971)       10.3203      (32,100)         6.7529
--------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                    2,533,249      $ 9.9965      2,088,736       $ 9.4354    1,971,304        $ 8.9444
--------------------------------------------------------------------------------------------------------------------------------
Exercisable at end of year                    1,037,466      $ 8.9862        971,944       $ 7.7194      462,587        $ 5.4878
--------------------------------------------------------------------------------------------------------------------------------
Weighted average fair value of options granted               $ 7.4263                      $ 8.1240                     $ 6.8069
================================================================================================================================

All share data and per share data have been restated to reflect the two-for-one stock split completed on January 9, 1998 and the Class A Share distribution on June 25, 1998.

The fair value of each stock option grant is estimated as of the date of grant using the Black Scholes option pricing model with the following weighted average assumptions:

================================================================================================================================
                                                                                               2000          1999           1998
--------------------------------------------------------------------------------------------------------------------------------
Risk free interest rates                                                                      6.55%         5.82%          6.25%
Expected lives                                                                              7 YEARS       7 years       10 years
Expected volatility                                                                           70.2%         88.0%          66.0%
Expected dividend yields                                                                         0%            0%             0%
================================================================================================================================

The following tables summarize information about stock options outstanding as of
November 30, 2000:
================================================================================================================================
                                                                                            Options
                                                                             Options      currently      Exercise     Expiration
Award year                                                               outstanding    exercisable         price           date
--------------------------------------------------------------------------------------------------------------------------------
COMMON SHARES
1993                                                                           9,580          9,580      $ 5.1667       May 2003
1994                                                                          13,000         13,000      $ 3.0000       Apr 2004
1995                                                                          48,000         48,000      $ 2.7917       Jun 2005
1996                                                                          58,400         58,400      $ 2.7083       Mar 2006
1997                                                                         116,700         87,525      $ 5.7917       Mar 2007
1998                                                                         190,500         95,250      $16.5833       Jun 2008
--------------------------------------------------------------------------------------------------------------------------------
                                                                             436,180        311,755
================================================================================================================================
CLASS A SHARES
1993                                                                           5,290          5,290      $ 5.1667       May 2003
1994                                                                           6,688          6,688      $ 3.0000       Apr 2004
1995                                                                          25,750         25,750      $ 2.7917       Jun 2005
1996                                                                          31,500         31,500      $ 2.7083       Mar 2006
1997                                                                          59,507         44,630      $ 5.7917       Mar 2007
1998                                                                          95,250         47,625      $ 16.583       Jun 2008
1998                                                                           5,000          2,500      $ 16.500       Jun 2008
1998                                                                           5,000          2,500      $  9.375       Sep 2008
1999                                                                           6,000          1,500      $  8.250       Apr 2009
1999                                                                         290,250         72,563      $  10.13       May 2009
1999                                                                           5,000          1,250      $  9.690       Oct 2009
1999                                                                           3,000            750      $  9.500       Nov 2009
1999                                                                           3,000             --      $  12.13       Nov 2009
1999                                                                          34,000             --      $  10.50       Nov 2009
1999                                                                           3,500            875      $  11.50       Sep 2009
1999                                                                           2,500            625      $  11.13       Sep 2009
2000                                                                           5,000             --      $  12.13       Sep 2010
2000                                                                           1,500             --      $  12.13       Apr 2010
2000                                                                         804,150             --      $  10.25       Apr 2010
================================================================================================================================
                                                                           1,391,885        244,046
================================================================================================================================

As part of the acquisition of the former Ceanic Corporation, holders of Ceanic shares were entitled to exercise all vested and one-third of their unvested Ceanic options, or to convert any portion thereof to vested Stolt Offshore S.A. Common Share options.

Their remaining two-thirds unvested Ceanic shares were automatically converted to unvested Stolt Offshore S.A. Common Shares at the date of acquisition. The following table reflects this:

================================================================================================================================
                                                                                            Options
                                                                             Options      currently       Exercise    Expiration
Award year                                                               outstanding    exercisable          price          date
--------------------------------------------------------------------------------------------------------------------------------
1994                                                                           3,838          3,838         $ 5.21      Jul 2004
1997                                                                         101,681         80,891         $ 6.25      Apr 2007
1997                                                                         437,263        277,237         $10.81      Sep 2007
1997                                                                           9,596          4,798         $ 8.38      Dec 2007
1998                                                                           4,797          2,398         $ 7.82      Jul 2008
1998                                                                           9,597          4,317         $ 6.77      Feb 2008
1998                                                                           3,839          3,839         $ 7.12      Feb 2008
1998                                                                           9,595          3,199         $ 7.38      Feb 2008
1998                                                                             479            479         $ 8.73      Mar 2008
1998                                                                           7,676          7,676         $10.29      Mar 2008
1998                                                                           4,800          2,880         $10.25      Apr 2008
1998                                                                           7,196          7,196         $11.20      May 2008
1998                                                                          40,537         23,745         $10.77      May 2008
1998                                                                          47,977         47,977         $11.03      May 2008
1998                                                                           5,757          5,757         $10.99      May 2008
1998                                                                           5,758          3,839         $10.33      May 2008
1998                                                                           4,798          1,599         $ 7.38      Nov 2008
--------------------------------------------------------------------------------------------------------------------------------
                                                                             705,184        481,665
================================================================================================================================

21. PROFIT SHARING PLAN

During 1993 the Company adopted a profit sharing plan which distributes 10% of the Company's net income after specified adjustments, to certain of its employees worldwide. The determination of an employee's individual award will be based on salary and overall contribution to the Company. This plan is administered by the Compensation Committee appointed by the Company's Board of Directors. For the year ended November 30, 2000 a charge of $nil million (1999:
$nil million and 1998: $5.7 million) has been included in the statement of operations.

22. COMMITMENTS AND CONTINGENCIES

The Company has guaranteed long-term debt, short-term lines of credit and performance bonds amounting to $553.6 million at November 30, 2000. In the normal course of business, the Company provides project guarantees to guarantee the project performance by subsidiaries and joint ventures to third parties.

During 2000, the Company purchased fixed assets of $61.7 million with approximately $21.3 million being committed with suppliers for 2001, at November 30, 2000.

The French government has investigated Stolt Comex Seaway S.A. of France alleging violations of French labor and social security legislation, which resulted during 1998 in a condemnation by the French Supreme Court of Stolt Comex Seaway S.A. of France and two of its former directors. In addition, a number of former and present employees have started civil proceedings against certain subsidiaries of the Company alleging loss of employment and social security benefits.

Some of the proceedings have resulted in judgements. Some of the judgements have been appealed. While the Company believes that its subsidiaries have meritorious defenses in the unresolved cases, there can be no certainty as to the number of claims which may be brought or the amount for which the Company may eventually be liable with respect thereto. Comex S.A., a former shareholder of Comex Services S.A. (Comex), in an agreement with SNSA executed on June 5, 1992 for the sale of Comex, agreed to indemnify the Company with respect to certain aspects of the foregoing. There can be no assurance, however, as to the amount which the Company may ultimately recover from Comex S.A. pursuant to such indemnity.

Coflexip S.A. has commenced legal proceedings against three subsidiaries of Stolt Offshore S.A. claiming infringement of a certain patent relating to flexible flowline laying technology in the U.K. Judgment was given on January 22, 1999 and January 29, 1999. The disputed patent was held valid. The Company appealed and the Appeal Court maintained the validity of the patent and broadened its application compared to the High Court decision. The Company has applied for leave to appeal the Appeal Court decision to the House of Lords. Coflexip S.A. has claimed damages of approximately $14.4 million. Whether or not Coflexip S.A. will seek to increase its claim is unknown. The Company has provided in the financial statements an amount to cover liability for damages. The amount of damages is nevertheless uncertain and no assurances can be given that the provided amount is sufficient.

In September 1999 the Company terminated its charter of the ship, Toisa Puma, for default. The Company is currently in arbitration with the owners who are contesting that the termination was wrongful. The arbitration has held that the termination was wrongful. The Company applied for leave to appeal the decision to the High Court, which has been denied. Additional appeal proceedings are now being considered. The charterhire which would have been due for the terminated charter period is approximately $9.3 million. The owners have an obligation to mitigate losses. Any charterhire the owners have or should have received for the vessel during the period and any reduction in costs which they have or should have realized as a consequence of the termination will reduce the Company's liability. The Company has provided in the financial statements an amount to cover liability for damages. The amount of such liability is nevertheless uncertain and no assurance can be given that the provided amount is sufficient.

Legal costs are expensed as incurred.

In the ordinary course of business, various claims, suits and complaints have been filed against the Company. In the opinion of management, all such matters are adequately covered by indemnity agreements, recorded provisions in the financial statements and insurance or, if not so covered, would not have a material effect on the financial position, results of operations or cash flows of the Company if resolved unfavorably.

23. FAIR VALUE OF FINANCIAL INSTRUMENTS

All of the Company's derivative activities are over the counter instruments entered into with major financial credit institutions to hedge the Company's committed exposures. All of the Company's derivative instruments are straight forward foreign exchange forward and option contracts which subject the Company to a minimum level of exposure risk. The Company does not consider it has a material exposure to credit risk from third parties failing to perform according to the terms of hedge instruments.

The following foreign exchange contracts, maturing between December 14, 2000 and June 27, 2002 were outstanding as of November 30, 2000:

=============================================================
For the years ended
November 30,                   2000                 1999
-------------------------------------------------------------
                      PURCHASE   SELL       Purchase    Sell
-------------------------------------------------------------
(IN THOUSANDS)
Euros                  143,894     --             --      --
Norwegian Kroner        97,000     --             --      --
British Pounds              --  7,240             --   1,509
French Francs               --     --         35,900      --
Belgian Francs              --     --        201,306      --

Dutch Guilders              --     --          5,415      --
=============================================================

The following estimated fair value amounts of the Company's financial instruments have been determined by the Company, using appropriate market information and valuation methodologies. Considerable judgement is required to develop these estimates of fair values, thus the estimates provided herein are not necessarily indicative of the amounts that could be realized in a current market exchange:

=============================================================
                                          Carrying       Fair
As of November 30, 2000                     amount      value
-------------------------------------------------------------
(IN MILLIONS)
FINANCIAL ASSETS
Cash and cash equivalents                   $  6.3     $  6.3
FINANCIAL LIABILITIES
Bank overdrafts                             $  1.8     $  1.8
Long-term debt                              $265.0     $265.0
OFF BALANCE SHEET FINANCIAL
   INSTRUMENTS

Foreign exchange forward contracts          $   --     $ (2.2)
=============================================================

The carrying amounts of cash and cash equivalents, bank overdrafts and all other financial instruments approximate their fair value. The estimated value of the Company's long-term debt is based on interest rates at November 30, 2000 using debt instruments of similar risk. The fair values of the Company's foreign exchange forward hedge contracts are based on their estimated termination values at November 30, 2000.

24. SUBSEQUENT EVENTS

SHARE RESTRUCTURING PLAN
On January 23, 2001 Stolt Offshore S.A. announced that an extraordinary general meeting of shareholders will be held on March 6, 2001 to approve a share restructuring plan.

The objective of the share restructuring plan is to create a simplified and more transparent share capital structure that gives all shareholders a vote on all matters and to increase the liquidity of the Common Share public float by some 50%. The proposed plan will reclassify the currently outstanding non-voting Stolt Offshore S.A. Class A shares to Common Shares on a one-for-one basis. The reclassified Common Shares will be listed in Norway on the Oslo Stock Exchange and trade as ADRs in the United States on Nasdaq.

If shareholders approve this reclassification, Stolt Offshore S.A. will have outstanding 70,152,924 Common Shares and 34,000,000 Class B Shares (which are economically equivalent to 17,000,000 Common Shares and are all owned by SNSA) for a total of 87,152,924 Common Share equivalents. The share restructuring plan does not change the underlying economic interests of existing shareholders and will require the approval of shareholders at a general vote of all shares as well as the separate approval of the Class A shareholders voting as a separate class. In each case, a quorum of 50% and approval by two-thirds of those shares voting will be required.

ACQUISITION OF PARAGON ENGINEERING SERVICES INC.
On January 1, 2001 Stolt Offshore S.A. signed a letter of intent to acquire a majority ownership of Paragon Engineering Services Inc. of Houston from the current controlling shareholder.

This acquisition will further broaden the Company's range of engineering skills and enable the Company to undertake all of the engineering required on many of the large EPIC type contracts that are expected to come into the market in the next few years.


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